ARTICLES OF MERGER
                                       OF
                    PACIFIC WESTERN EXTRUDED PLASTICS COMPANY
                            (a Delaware corporation)

                                      INTO

                         EAGLE PACIFIC INDUSTRIES, INC.
                            (a Minnesota corporation)



         Pursuant to the provisions of Section 302A.621 of the Minnesota Business Corporation Act, the following Articles of Merger are executed on the date hereinafter set forth:

         FIRST: Attached hereto as Exhibit A is a copy of a Plan of Merger to merge Pacific Western Extruded Plastics Company, a Delaware corporation (the "Subsidiary"), into Eagle Pacific Industries, Inc., a Minnesota corporation and the surviving corporation (the "Parent").

         SECOND: The Plan of Merger has been approved by the Parent pursuant to
Section 302A.621 of the Minnesota Business Corporation Act.

         THIRD: The Subsidiary has 1,000 outstanding shares, all of which are owned by the Parent.

         FOURTH: The Plan of Merger shall be effective as of the close of business on September 16, 1999.

         Dated:  September 16, 1999


                                                EAGLE PACIFIC INDUSTRIES, INC.



                                                By:____________________________
                                                    William H. Spell, CEO

                                    Exhibit A

          Plan of Merger with Pacific Western Extruded Plastics Company

RESOLVED, that the following Plan of Merger of Pacific Western Extruded Plastics Company ("PW Pipe") into Eagle Pacific Industries, Inc. ("Eagle") be and it hereby is adopted and approved:

         Eagle, as the owner of all of the outstanding shares of PW Pipe, shall merge PW Pipe into Eagle in accordance with the provisions of Section 253 of the Delaware General Corporation Laws and Section 302A.621 of the Minnesota Business Corporation Act.

         In connection with such merger, Eagle, as the surviving corporation, shall assume all of the obligations of PW Pipe outstanding at the effective time of the merger.

         The shares of PW Pipe shall not be converted into shares of Eagle but shall, at the effective time of the merger, be surrendered and extinguished without payment of any cash or the delivery of any other consideration.

         Pursuant to Section 252(d) of Delaware General Corporation Law, Eagle agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of PW Pipe, as well as for enforcement of any obligation of Eagle arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of Delaware General Corporation Law, and irrevocably appoints the Delaware Secretary of State as Eagle's agent to accept service of process in any such suit or other proceedings, a copy of such service may be mailed by the Delaware Secretary of State to Eagle at 2430 Andersen Consulting Tower, 333 South Seventh Street, Minneapolis, MN 55402.

FURTHER RESOLVED, that the President and Chief Executive Officer of Eagle be and they hereby are authorized and directed to execute Articles of Merger embodying the foregoing Plan and to cause the same to the filed for record in the manner required by law.